Exhibit 2

LSB Funding LLC

SBT Investors LLC

600 Steamboat Road, Suite 200

Greenwich, Connecticut 06830

November 14, 2023

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma 73107

Attention: Michael J. Foster, General Counsel

Re: Registration Rights Agreement; Securities Exchange Agreement

Ladies and Gentlemen,

This letter agreement is being entered into as of the date first listed above by and among LSB Industries, Inc., a Delaware corporation (the “Company”), LSB Funding LLC, a Delaware limited liability company (“LSB Funding”), SBT Investors LLC, a Delaware limited liability company (“SBT Investors”), and TLB-LSB, LLC , a Delaware limited liability company (“TLB-LSB”), in connection with the pro rata distribution in kind by LSB Funding and SBT Investors of shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), and related subsequent pro rata distributions in kind by certain of their direct and indirect parent companies and members to their respective members, partners or stockholders (collectively, the “Distribution in Kind”), such Distribution in Kind to occur immediately following the effectiveness of this letter agreement.

1. Registration Rights Agreement. Reference is made to that certain Registration Rights Agreement, dated as of December 4, 2015, by and between the Company and LSB Funding (as amended, the “Registration Rights Agreement”). Capitalized terms used and not otherwise defined in this Section 1 shall have the respective meanings ascribed to them in the Registration Rights Agreement.

a)

Registration Rights Transfer. Pursuant to Section 2.11 of the Registration Rights Agreement, each of LSB Funding and SBT Investors hereby gives notice of its intention to transfer (the “Registration Rights Transfer”), immediately following the effectiveness of this letter agreement, its rights under the Registration Rights Agreement, including its rights to cause the Company to register up to an aggregate of 15,263,493 Registrable Securities (the “Specified Securities”), to TLB-LSB, located at 600 Steamboat Road, Suite 200, Greenwich, Connecticut 06830 in connection with the distribution of such Specified Securities to TLB-LSB pursuant to the Distribution in Kind. In connection with the Registration Rights Transfer, LSB Funding, SBT Investors and TLB-LSB each hereby represent and warrant to the Company that (a) the transfer of the Specified Securities to TLB-LSB pursuant to the Distribution in Kind would be permitted for a transfer of “Securities” (as defined in the Securities Purchase Agreement (as defined in the Registration Rights Agreement)) pursuant to Section 7.05 of the Securities Purchase Agreement (as defined in the Registration Rights Agreement), (b) TLB-LSB is an Affiliate of LSB Funding and SBT Investors and, after the Registration Rights Transfer, will continue to be an Affiliate of LSB Funding and SBT Investors, and (c) the Distribution in Kind is being made in compliance with all applicable securities laws. LSB Funding and SBT Investors each further represent that they are not relieved of any obligation or liabilities under the Registration Rights Agreement arising out of events occurring prior to the Registration Rights Transfer. By signature of its authorized representative below, TLB-LSB hereby assumes responsibility for the portion of the obligations of each of LSB Funding and SBT Investors under the Registration Rights Agreement related to the Specified Securities.

2. Securities Exchange Agreement. Reference is made to that certain Securities Exchange Agreement, dated as of July 19, 2021, by and between the Company and LSB Funding (as amended from time to time, the “Exchange Agreement”). Capitalized terms used and not otherwise defined in this Section 2 shall have the respective meanings ascribed to them in the Exchange Agreement.

a)	Pursuant to Section 4.6 of the Exchange Agreement, the Company hereby consents to the Distribution in Kind.

b)

Pursuant to Section 7.10 of the Exchange Agreement, each of LSB Funding and SBT Investors hereby notifies the Company that it is assigning all of its rights under Sections 4.11, 4.12, 4.13 and 4.14 of the Exchange Agreement to TLB-LSB effective as of immediately following the consummation of the Distribution in Kind. In connection with such assignment, LSB Funding, SBT Investors and TLB-LSB hereby represent and warrant to the Company that TLB-LSB is an Affiliate of LSB Funding and SBT Investors and TLB-LSB is financially capable of performing the obligations of the Holder under the above-referenced sections of the Exchange Agreement.

3. Additional Representations, Warranties and Acknowledgements.

a)

For the avoidance of doubt, LSB Funding, SBT Investors and the Company hereby agree that no recipient of Common Stock pursuant to the Distribution in Kind other than TLB-LSB is entitled to any registration rights pursuant to the Registration Rights Agreement.

4. Miscellaneous.

Except for the consents, amendments and modifications expressly made in this letter agreement, the Registration Rights Agreement and the Exchange Agreement shall remain unchanged and in full force and effect in accordance with their terms. By its signature below, each party consents and agrees to the transactions described herein and agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the parties hereto, may be necessary or advisable to carry out the intent and purposes of the transactions described in this letter agreement.

This letter agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter agreement, will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

[Signature Page Follows]

Very truly yours,

LSB FUNDING LLC

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Manager

SBT INVESTORS LLC

By: NZC Capital LLC, its Member Manager

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Manager

TLB-LSB, LLC

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Manager

[Signature Page to Letter Agreement re: Registration Rights Agreement and Securities Exchange Agreement]

Consented to, acknowledged and agreed as of the date first set forth above:

LSB INDUSTRIES, INC.

By:	/s/ Cheryl A. Maguire
Name:	Cheryl A. Maguire
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Letter Agreement re: Registration Rights Agreement and Securities Exchange Agreement]